Exhibit 99.h(1)(a)

AMENDED AND RESTATED

FUND ADMINISTRATION APPENDIX

to the MASTER SERVICES AGREEMENT

August 17, 2022

1.	Description of Services on a Continuous Basis. MNA will perform the following administration functions if required:

(a)	Maintenance of Books and Records. MNA will keep and maintain the books and records of the Fund for each Series pursuant to Rule 3la-1 under the Investment Company Act of 1940 (the "Rule").

(b)	Performance of Administration Services. MNA shall perform the following administration services for each series of the Fund:

(i)	Prepare quarterly broker security transactions summaries;

(ii)	Prepare monthly security transaction listings;

(iii)	Supply various normal and customary Series and Fund statistical data as requested on an ongoing basis;

(iv)	Provide compliance policies and procedures related to services covered under Rule 38a-l under the 1940 Act; summaries of such policies and procedures;

(v)	Prepare, and coordinate with the Fund's financial printer, the SEC filing of the Fund's annual, semi-annual, and quarterly shareholder reports, and prepare and coordinate with the Fund's financial printer the SEC filing of Forms N-CSR, Exhibit F to N-PORT and Form N-PX;

(vi)	Monitor each Series' status as a regulated investment company under Sub- chapter M of the Internal Revenue Code of 1986, as amended ("Sub- chapter M).

(vii)	Provide information (such as NAV, performance, holdings) to third parties.

(viii)	Draft the annual update to the Fund’s registration statement, periodic supplements and summary prospectus(es) and coordinate the SEC filing of these documents with the Fund’s financial printer;

(ix)	Compliance services related to the detection of market timing and excessive trading.

(x)	Compliance services related to the Fund’s Liquidity Risk Management Program and Rule 22e-4 of the Investment Company Act of 1940.

(xi)	Compliance services related to the Fund’s Derivatives Risk Management Program and Rule 18f-4 of the Investment Company Act of 1940.

(xii)	Tax Services including:

a.	Prepare annual tax provision/components of capital analysis;

b.	Provide tax footnote disclosure information;

c.	Prepare annual excise provision;

d.	Provide required amount of distribution from ordinary income and capital gains for excise distribution purposes in conjunction with sub-chapter M distribution requirements;

e.	Assist in 1099-DIV year-end reporting;

f.	Such other tax accounting duties as the parties may mutually agree in writing.

(xiii)	Uncertain tax services including:

a.	Identification and documentation of all material tax positions taken by the Fund during each of its fiscal years (each such fiscal year being a "Review Period");

b.	Review of the Fund's: (A) tax provision work papers, (B) excise tax distribution work papers, (C) income and excise tax returns, (D) tax policies and procedures, and (E) Subchapter M compliance work papers;

c.	Determination as to whether the Tax Positions have been consistently applied and documentation of any inconsistencies;

d.	Review of relevant statutory authorities;

e.	Review of any tax opinions and legal memoranda prepared by tax counsel or tax auditors to the Fund;

f.	Review of standard mutual fund industry practices, to the extent such practices are known to or may reasonably be determined; and

g.	Delivery of a written report to the Fund with respect to the above.

(xiv)	Anti-money laundering services including:

a.	Perform reasonable actions necessary to assist the Fund in complying with Section 352 of the USA Patriot Act.
b.	Perform reasonable actions necessary to assist the Fund in complying with requirements regarding a due diligence program for “foreign financial institution” accounts in accordance with applicable regulations promulgated by the U.S. Department of Treasury under Section 312 of the USA PATRIOT ACT.

c.	Perform reasonable action necessary to assist the Fund in complying with requirement regarding a customer identification program in accordance with applicable regulations promulgated by U.S. Department of Treasury under Section 326 of the USA Patriot Act.

d.	Perform reasonable actions necessary to assist the Fund with respect to FinCEN Section 314(a) information requests received by the Fund.

e.	U.S. Government List Matching Services. Compare appropriate list matching data.

f.	Maintain, or cause to be maintained, written controls reasonably designed to detect the occurrence of Red Flags (meaning a pattern, practice, or specific activity or a combination of patterns, practices or specific activities which may indicate the possible existence of identity theft affecting a registered owner or a covered person) in connection with (i) account opening and other account activities and transactions conducted directly, and (ii) transactions effected directly by covered persons in covered accounts.

(xiii)	FORM N-PORT. Will, or will cause a vendor to: (i) collect, aggregate and normalize the data required for the submission of Form N-PORT; (ii) prepare, on a monthly basis, Form N-PORT; and (iii) file Form N-PORT with the SEC.

(xiv)	FORM N-CEN. Will, or will cause a vendor to: (i) collect, aggregate and normalize the data required for the submission of Form N-CEN; (ii) prepare, on an annual basis, Form N-CEN; and (iii) file Form N-CEN with the SEC.

(c)	Sub-Administration Agent Services. MNA will oversee and supervise all services provided by a sub-administration agent.

2.	Compensation. For services performed by MNA pursuant to this Appendix, the Fund will pay to MNA compensation for such services as the parties may agree to from time to time in writing, set forth in, Schedule A, hereto, as such Schedule may be amended from time to time.

AMENDED AND RESTATED SCHEDULE A

To the Master Services Agreement

Effective August 17, 2022

I.	Administration and Accounting

A.	The following fees apply to the Fund’s Series that are not fund-of-fund Series:

i.	Asset Based Fees:

The following annual fee will be calculated based upon the Series’ aggregate average net assets and paid monthly:

0.0085% of the Series’ first $25 billion of average net assets;

0.0075% of the Series’ next $15 billion of average net assets; and,

0.0065% of the Series’ average net assets in excess of $40 billion.

ii.	Financial Administration Base Fee:

The annual base fee will be $18,400 for each Series.

B.	The following fees apply to the Fund’s Series that are fund-of-fund Series:

i.	Asset Based Fees:

The following annual fee will be calculated based upon the fund-of-funds’ aggregate average net assets and paid monthly:

0.00225% of the fund-of-funds’ average net assets.

ii.	Accounting Base Fee:

The annual base fee for accounting services will be $12,000 per fund-of-fund.

iii.	Financial Administration Base Fee:

The annual base fee for financial administration services will be $12,000 per fund-of-fund.

II.	Regulatory Administration

A.	Regulatory Administration Services Fees:

$25,000 per annum per Fund plus $5,400 per Series per year.

B.	ArcProspectus Services:

$150 per published page (estimate based on two annual registration statement updates)

C.	Base 38a-1 Compliance Support Service Fees:

For base compliance support services, MNA will charge $7,500 per year for administration and accounting.

D.	Regulatory Filing Services Fees:

Form N-CSR filing fee:

$2,500 per filing for annual report

$1,500 per filing for semi-annual report

Part F of Form N-PORT filing fee:

First Series	Each additional Series
$750 per filing	$375 per filing

E.	SEC Modernization: Form N-PORT and N-CEN

Per standard fund per year	$10,000

Per complex * fund per year	$12,000

Per fund of fund per year	$8,000

*Complexity is based on # counterparties, derivatives, securities lending and/or external data sources

F.	SEC 18F-4 Full Derivatives Services

Per account, per year	$20,000

III.	Financial Typesetting Fees:

A.	40 Act Financial Reporting Service Fee-per Series per year is included in the Fund Admin base fee.

Financial Typesetting Fee	$150 per page

Charts and Graphs	$97 per graph for set up

Charts and Graphs	$85 per graph for changes

Programming and Implementation-per hour	$125 per hour

IV.	Additional Fees:

A.	Multiple Manager Fee:

$15,000 annually per portfolio sleeve for unaffiliated manager

$3,000 annually per portfolio sleeve managed by client or affiliate, with the exception of affiliated derivatives management (Options/Future)

B.	Multiple Class Fee:

$6,000 annually per class, for each class beyond the first class in each Series

C.	Fair Value Services:

$6,000 annually per Series that utilizes the service

VI.	OUT-OF-POCKET EXPENSES

A.	In addition to the fees set forth above, the Fund agrees to reimburse MNA for any out –of-pocket expenses. Out-of-pocket expenses include, but are not limited to the following:

●	Independent Security Market Quote Costs*:

Domestic equities	$0.08	Foreign equities	$0.10
Domestic bonds	$0.50	Foreign bonds	$0.60
Money market inst.	$0.50	CMO/asset-backed	$0.65
Municipal bonds	$0.60	Broker/manually priced securities	$1.05
Bank loans	$0.50	Options	$0.25

●	Fair Value Services (as quoted by provider)

●	Courier and other delivery charges

●	Telephone costs

●	Banking costs

●	Vendor changes – including, but not limited to system utilized to perform services under this Agreement.

*Prices are subject to change as a result of third party vendors and are per security per day charges.

VII.	MISCELLANEOUS

On an annual basis, upon thirty (30) days prior written notice, MNA may increase fees once each year (November 1 - October 31) by the lesser of (i) 1.5%, or (ii) the cumulative percentage increase in the Consumer Price Index for All Urban Consumers (CPI-U) U.S. City Average, All items (unadjusted) - (1982-84=100), published by the U.S. Department of Labor, since November 1, 2014 or the last such adjustment in the fees subsequent to November 1, 2014. MNA must invoke this clause (give the written notice provided for above) with respect to a particular contract year or with respect to a 12-month period commencing within such year within 120 days of the end of the prior year.